EX-28(p)(9)

CHANNING CAPITAL MANAGEMENT, LLC

Code of Ethics

Introduction and Things You Should Know

This is the Code of Ethics (the “Code”) of Channing Capital Mangement, LLC (the “Company”). The Code includes the following sections:

•	Definitions
•	Fiduciary Duty Standards
•	Code of Ethics Compliance and Administration
•	Insider Trading Policies
•	Personal Trading Policies
•	Approval of Outside Employment/Activities
•	Advisory Services for Government Entities (Pay-to-Play)
•	Gifts & Entertainment
•	Sanctions and Reporting Violations

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Do not guess at the answer.

The Company expects all Associated Persons to comply with the spirit of the Code, as well as the specific requirements contained in the Code.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

Definitions

These terms have special meanings as used in this Code of Ethics. Defined terms from the Company’s Compliance Manual are incorporated by reference into this Code of Ethics:

Access Person - An “Access Person” is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Company’s directors, officers, and partners are presumed to be Access Persons. The Company considers all of its employees Access Persons. Therefore, all employees are subject to the requirements of this Code of Ethics.

Automatic Investment Plan - means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Client - Any person for whom, or entity for which, the Company serves as an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered a client.

Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as ‘Associated Persons’.

Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person’s immediate family living in the Access Person’s household, as defined below.

Chief Compliance Officer - Means Curtis Flippen, or another person that has been designated to perform the functions of Chief Compliance Officer when the named Chief Compliance Officer is not available. For purposes of reviewing the Chief Compliance Officer’s own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by another qualified individual, and shall be clearly denoted in the Company’s compliance files.

Covered Account - Means any account in which an Access Person has any direct or indirect Beneficial Ownership.

Material Nonpublic Information – See subsection 7 “Insider Trading Policy” herein.

Members of the Family/Household - “Members of the Family/Household” include:

•	A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);
•	Children under the age of 18;
•	Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and
•	Any person who lives in the Access Person’s household including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.

MyComplianceOffice - Also known as “MCO - is an automated compliance management solution used to assist Compliance with monitoring employee personal trading activity including forms, acknowledgments, certifications, and questionnaires.

Non-Reportable Securities: See subsection titled “Reportable Securities” for a list of non-reportable securities.

PPM – A private placement memorandum, also known as an offering memorandum.

Private Placement – Also known as a “Limited Offering.” An offering that is exempt from registration pursuant to sections 4(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

Reportable Securities - Means all Securities, except Non-Reportable Securities, in which an Access Person has Beneficial Ownership.

RIC – Registered Investment Company

Security or Securities - Means anything that is considered a “security” under the Investment Advisers Act of 1940. This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as “securities,” such as:

•	exchange traded funds;
•	options on securities, on indexes and on currencies;
•	investments in all kinds of limited partnerships;
•	investments in foreign unit trusts and foreign mutual funds; and
•	investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is considered a security or a Reportable Security under this Code, ask the Chief Compliance Officer.

Supervised Person - A “Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

Fiduciary Duty Standards

This Code of Ethics is based on the principle that the Company has a fiduciary duty to place the interests of clients ahead of the Company’s interests. The Company must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company’s clients.

All Associated Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, investors, the public, prospects, third-party service providers and fellow Associated Persons.

We expect all Associated Persons to adhere to the highest standards with respect to any potential conflicts of interest with clients. As a fiduciary, the Company must act in its clients’ best interests. Neither the Company, nor any Associated Person should ever benefit at the expense of any client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Guidelines for Professional Standards

•	At all times, all Associated Persons
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must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.

•	are required to report any violation of the Code, by any person, to the CCO or other appropriate persons of the Company promptly. Such reports will be held in confidence.
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must place the interests of clients first. All Associated Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company’s clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.

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must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Company and/or its Associated Persons on one hand and clients on the other hand will generally be fully disclosed and/or resolved in a way that favors the interests of the clients over the interests of the Company and its Associated Persons. If an Associated Person believes that a conflict of interest has not been identified or appropriately addressed, that Associated Person should promptly bring the issue to the CCO’s attention.

•	are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.
•	will not cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit, or on behalf of the Company.
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must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Company’s services, and engaging in other professional activities.

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must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of clients and in cooperation with the CCO. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company’s fiduciary duties.

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personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company’s clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person’s judgment.

•	are subject to Insider Trading Policies adopted by the Company to detect and prevent the misuse of material nonpublic information.
•	are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO.
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must treat recommendations and actions of the Company as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other nonpublic information, except to broker-dealers, other bona fide service providers, or regulators in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.

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when faced with a conflict or potential conflict between his or her personal interest and the interests of clients, the Associated Person is required to immediately report the conflict to the CCO for instructions regarding how to proceed.

•	No Associated Person
•	may serve on the board of directors of any publicly traded company without prior written permission from the CCO.
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shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Associated Persons) with the intention of manipulating financial markets for personal gain.

•	shall intentionally sell to or purchase from a client any security or other property without prior written authorization from the CCO.
•	shall provide loans or receive loans from clients.

Code of Ethics Compliance and Administration

The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Company to comply with all applicable Federal Securities Laws; and (ii) the CCO to discharge duties under the Code of Ethics.

There are Reporting forms, acknowledgements, attestations, certifications, and questionnaires contained in MCO Forms that an Access Person must complete under this Code annually and quarterly. You can also get copies of the Reporting Forms from the CCO.

Nothing herein shall prohibit or impede in any way an Associated Person or former Associated Person from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, the Company will not retaliate in any way against an Associated Person or former Associated Person for providing information relating to a possible securities law violation to the SEC or other regulatory authority.

The Company’s management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and the Company shall require each Associated Person to provide in writing an acknowledgement of their receipt, understanding and acceptance of the change(s).

Associated Persons are generally expected to discuss any perceived risks or concerns about the Company’s business practices with their direct supervisor. However, if an Associated Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, the Associated Person should bring the matter to the CCO’s attention, or if the supervisor is the CCO, then to the attention of a senior officer of the firm.

The Company will distribute the Company’s Code of Ethics to each Associated Person upon the commencement of employment or engagement and upon any amendment to the Code of Ethics.

All Associated Persons must acknowledge that they have received, read, understand, and agree to comply with the Company’s Code of Ethics by completing the Agreement to Abide by Code of Ethics upon commencement of employment or engagement with the Company. All Associated Persons will be required to acknowledge in writing receipt of any amendments made to this Code of Ethics.

The Company will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for the Company’s Code of Ethics should be directed to the CCO.

The CCO will maintain a copy of this Code of Ethics in the Company’s files. Additionally, the CCO will review the Code of Ethics at least annually to ensure it remains appropriately aligned with the Company’s advisory business.

Insider Trading Policy

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Nonpublic Information by such investment adviser or any associated person. Federal Securities Laws have been interpreted to prohibit, among other things, the following activities:

•	Trading by an insider while in possession of Material Nonpublic Information;
•	Trading by a non-insider while in possession of Material Nonpublic Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;
•	Trading by a non-insider who obtained Material Nonpublic Information through unlawful means such as computer hacking;
•	Communicating Material Nonpublic Information to others in breach of a fiduciary duty; and
•	Trading or tipping Material Nonpublic Information regarding an unannounced tender offer.

Definitions

Material Information. “Material Information” generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision; or
•	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of Material Information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Nonpublic Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material Information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Nonpublic Information. Information is “nonpublic” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Once information has been effectively distributed to the investing public, it is no longer nonpublic. However, the distribution of Material Nonpublic Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Nonpublic Information does not change to public information solely by selective dissemination. Examples of the ways in which Nonpublic Information might be transmitted include, but are not limited to in person, in writing, by telephone, during a presentation, by email, instant messaging, text message, or through social networking sites.

Associated Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Nonpublic Information.

Policies and Procedures

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term “insider trading” is not defined in the securities laws, but generally, it refers to the use of Material, Nonpublic Information to trade in securities or the communication of Material, Nonpublic Information to others.

Prohibited Use or Disclosure of Material Nonpublic Information

Associated Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of the Company or its clients.

In certain situations, depending on facts and circumstances, Material Nonpublic Information may also be received subject to a confidentiality agreement. The CCO must approve all written confidentiality agreements relating to the receipt of Material Nonpublic Information. Any disclosure or use of Material Nonpublic Information in violation of such an agreement is prohibited.

Associated Persons may disclose Material Nonpublic Information only to the Company Associated Persons and outside parties who have a valid business reason for receiving the information, and only in accordance with any confidentiality agreement or information barriers that apply.

Selective Disclosure

Nonpublic Information about the Company’s investment strategies and Fund holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. The dissemination of such information may be a violation of the fiduciary duty that the Company owes to its clients.

Receipt of Information

In certain instances, Associated Persons of the Company may receive information that may be deemed to be Material Nonpublic Information. To the extent possible, Associated Persons should seek pre-approval from the CCO prior to accessing such information. In all cases, Associated Persons should immediately inform the CCO if they have or believe they have received Material Nonpublic Information.

If Associated Persons have questions as to whether they are in possession of Material Nonpublic Information, they should contact the CCO immediately. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated. The CCO may also consult legal counsel.

Upon knowledge that any persons associated with the Company may have received unauthorized Material Nonpublic Information, the CCO will take immediate action to investigate the matter thoroughly. Where an Associated Person may have received Material Nonpublic Information, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. The CCO will determine what precautions may be appropriate to protect the improper dissemination or use of the information. The CCO will communicate restriction requirements to all Associated Persons in writing immediately after determining the need for such additional measures.

Relationships with Potential Insiders

The concept of “insider” is broad, and includes all persons associated with a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank-lending officers and the Associated Persons of such organizations.

Third parties with whom the Company has a relationship, such as the Company’s analyst or researcher, may possess Material Nonpublic Information. Access to such information could come as a result of, among other things:

•	Being employed or previously employed by an issuer (or sitting on the issuer’s board of directors);
•	Working for an investment bank, consulting firm, supplier, or customer of an issuer;
•	Sitting on an issuer’s creditors committee;
•	Personal relationships with connected individuals; and
•	A spouse’s involvement in any of the preceding activities.

An Associated Person may become a temporary insider for a company he or she advises. Temporary insiders may also include a company’s attorneys, accountants, consultants, or bank lending officers.

Individuals associated with a third party who have access to Material Nonpublic Information may have an incentive to disclose the information to the Company due to the potential for personal gain.

Associated Persons should be extremely cautious about investment recommendations, or information about issuers that they receive from third parties. Associated Persons should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Nonpublic Information.

Rumors

Creating or passing rumors with the intent to manipulate securities prices or markets may violate the anti-fraud provisions of Federal Securities Laws. Such conduct is contradictory to the Company’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Associated Persons. Associated Persons are prohibited from knowingly circulating rumors or sensational information with the intent to manipulate securities or markets.

This policy is not intended to discourage or prohibit appropriate communications between Associated Persons of the Company and other market participants and trading counter parties.

Consult with the CCO if you have questions about the appropriateness of any communications.

Penalties for Insider Trading

The legal consequences for trading on or communicating Material, Nonpublic Information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

•	civil injunctions;
•	jail sentences;
•	revocation of applicable securities-related registrations and licenses;
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Personal Trading Policies

Personal Securities Transactions

Personal trading activity conducted by the Company’s Access Persons should be executed in a manner consistent with our fiduciary obligations to our clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with one’s ability to fulfill daily job responsibilities or to otherwise violate anti-manipulative or insider trading regulations.

Accounts Covered by the Code

The Company’s Code of Ethics applies to all Reportable Securities and Covered Accounts over which Access Persons have any Beneficial Ownership, which typically includes securities held by immediate family members sharing the same household. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

The Company considers all of its employees to be Access Persons.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

The following policies and procedures apply to all securities owned or controlled by an Access Person, and any Covered Account. Any account in question should be addressed with the CCO immediately to determine if it is considered a Covered Account.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Reportable Securities

The Company requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except the following, which are Non- Reportable Securities:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Company or an affiliate;
•	Interests in 529 college savings plans; and
•	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in the Company’s Code of Ethics.

The term “digital asset” refers to an asset that is issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, “virtual currencies,” “coins,” and “tokens.” A particular digital asset may or may not meet the definition of “security” under the federal securities laws. If you have any questions as to whether your digital asset is reportable, contact the CCO.

Reporting Requirements

The Company must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must promptly report to the Company the opening of any new Covered Accounts, submit quarterly reports regarding Reportable Securities transactions, and report holdings on an annual basis through SCT.

The CCO will make all required records of personal transactions in Reportable Securities available to the required regulatory authority, promptly upon request. These include statements for all accounts for personal securities transactions.

All Access Persons must file, through SCT, reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. The Company may rely on brokerage statements to the extent such statements are made accessible to the CCO (usually through a direct feed to SCT).

1.     Initial Holdings Reports

No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must submit an Initial Holdings Report to the CCO. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2.     Annual Holdings Reports

By January 31 of each year, each Access Person must file an Annual Personal Securities Holdings Report with the CCO.

Content Requirements for Initial and Annual Holdings Reports

Each holdings report (initial and annual) must contain at a minimum:

1.

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;

2.

The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities (including securities that are not Reportable Securities) are held for the access person’s direct or indirect benefit; and;

3.	The date the Access Person submits the report.

All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted. If you do not have any holdings to report, this should be indicated on the relevant holdings report.

3.     Quarterly Transaction Reports

No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Report of Personal Securities Transactions form with the CCO.

The Quarterly Report of Personal Securities Transactions form requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership.

Content Requirements for Quarterly Transactions Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1.

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price of the security at which the transaction was effected;
4.	The name of the broker, dealer or bank with or through which the transaction was effected; and
5.	The date the access person submits the report.

If no direct feed is available to SCT then the quarterly transaction reporting requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to the Company, c/o the CCO, provided all required information is included in the report and the Company receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place. Alternatively, Access Persons may submit this information on the Quarterly Report of Personal Securities Transactions in SCT.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Report of Personal Securities Transactions form. Signed and dated Quarterly Report of Personal Securities Transactions form and/or duplicate account statements must be submitted to the CCO within 30 days of the end of each calendar quarter.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

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Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan. However, any transaction that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be included in a quarterly transaction report; or

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Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.

Any investment plans or accounts for which an Access Person claims an exception based on “no direct or indirect influence or control” must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply.

“No direct or indirect influence or control” with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager; 2) no right to intervene in the management of the account by the trustee or third party manager; 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence; and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

In making a determination of whether or not the Access Person has direct or indirect influence or control, the CCO will ask for information about the Access Person’s relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

The Company requires that all Access Persons seeking a reporting exception for an account based on “no direct or indirect influence or control” submit such a request in writing to the CCO initially when the exception is first sought, and no less than annually thereafter confirm in writing that the exception still applies.

The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Review and Recordkeeping

The CCO shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics. Evidence of the reviews shall be maintained in the Company’s files. Another appropriately designated individual will review the CCO’s personal securities trading reports.

The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

The Company’s Code of Ethics is designed to mitigate material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO, or designee, monitors Access Persons’ trading to detect potential issues including but not limited to:

•	Trading in securities appearing on the restricted list;
•	Frequent short-term trades detrimental to their work;
•	Front-Running and other trading in conflict with client interests; and
•	Trading that appears to be based on Material Nonpublic Information.

The CCO will review reports submitted pursuant to the Code of Ethics for potential behavior issues. The CCO’s trades are reviewed by the Co-CEOs. Upon review, the CCO/Co-CEOs will initial and date each report received, and document a written description of any issues noted. Personal trading that appears problematic may result in further inquiry by the CCO/Co-CEOs.

Prohibited and Restricted Transactions

•	Access Persons may not acquire or participate in an initial public offering without first seeking written approval from the CCO.
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Any Access Person wishing to purchase or sell a security obtained through a private placement must first seek written approval by the CCO. In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the CCO.

•	Participation in Investment Clubs must be approved in writing by the CCO in advance of any such participation.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.

PreClearance

Access Persons are prohibited from engaging in any transaction in a Reportable Security in any account in which the Access Person has any Beneficial Ownership, unless the Access Person obtains pre-clearance for that transaction in advance of the transaction. Pre-clearance is obtained by submitting a request through SCT.

If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed. The CCO may deny or revoke pre-clearance for any reason.

The Company or its Employees may receive information that may be deemed to be Material Nonpublic Information. Consequently, the Company may choose to restrict personal trading in a security of a company or issuer by placing the company or issuer on a restricted list. Refer to the Company’s Insider Trading Policy in this manual for further information and requirements.

As noted above, transactions in private placements and initial public offerings are always prohibited, unless pre-clearance is obtained, in advance of the transaction. Pre-clearance is obtained by submitting a request through SCT.

If pre-clearance is obtained, the Access Person shall act promptly taking the necessary steps to effectuate the IPO or private placement investment. The CCO may revoke a pre-clearance any time up until the Access Person has made a firm commitment to invest.

Restricted List

The Company has adopted a restricted list which includes companies and issuers in whose securities Associated Persons are prohibited from trading without first receiving written clearance from the CCO. Pre-clearance is obtained by submitting a request through SCT.

When a trading request is submitted, the CCO will check the trade request against the list(s) of restricted securities maintained by the Company. The trade request then is either approved or rejected depending on how the request compares with the restricted lists.

The CCO maintains the restricted list and will distribute the restricted list to Associated Persons when changes occur.

Issuers are placed on the restricted list due to one or more of the following reasons:

•	The issuer is a client, or an affiliate of a client of the Company;
•	One or more of the Company’s clients holds concentrated positions in securities of the issuer;
•	The Company or one or more of its Associated Persons has inside information about the issuer;
•	The CCO believes that trading in a specific company or issuer may present a conflict of interest to the Company or its clients.

Timing of Personal Transactions

When the Company is purchasing or selling, or considering for purchase or sale a Reportable Security on behalf of a client account, no Access Person with knowledge of such Company’s purchase or sale may effect a transaction in a the Reportable Security prior to the client purchase or sale having been executed, or until the Company’s decision has been made not to pursue the transaction. Access Persons are permitted to purchase or sell Reportable Securities as part of the Company’s aggregated orders. Other exceptions include trades as a result of an automatic investment plan, dividend reinvestments plans, and approved third party managed accounts.

Blackout Period

The 3 day blackout period described below applies to Associated Persons of the Company who are most likely to have access to information about which securities will be purchased or sold on behalf of client accounts. It is designed to prevent front running and various other activities that create conflicts with the interests of clients.

No Access Person may purchase or sell any Reportable Security for an account in which the Access Person has Beneficial Ownership within the 3 calendar days immediately before or after a calendar day on which any client account managed by the Company purchases or sells that Reportable Security (or any closely related security, such as an option or a related convertible or exchangeable security), unless the Access Person had no actual knowledge that the Reportable Security (or any closely related security) was being considered for purchase or sale or was in fact purchased or sold for any client account.

NOTE: It sometimes happens that an Access Person who is responsible for making recommendations or final investment decisions for client accounts determines - within the 3 calendar days after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Reportable Security that was not, to the Access Person’s knowledge, then under consideration for purchase by any client account—that it would be desirable for client accounts as to which the Access Person is responsible for making recommendations or investment decisions to purchase or sell the same Reportable Security (or a closely related security). In this situation, the Access Person MUST put the clients’ interests first and promptly make the recommendation or investment decision in the clients’ interest, rather than delaying the decision for clients until after the 3 day following the day of the transaction for the Access Person’s (or Family/Household member’s) own account to avoid conflict with the blackout provisions of this Code.

The Company recognizes that certain situations may occur entirely in good faith and will not take disciplinary measures in such instances if it appears that the Access Person acted in good faith and in the best interests of the Company’s clients. The above notes are not intended to specify instances of compliance and non-compliance with the 3-day Blackout Period restrictions, but rather are provided for clarification purposes to help ensure that any apparent or real conflicts that may arise between compliance with the Blackout Period and the pursuit of clients’ interests are always resolved in favor of the clients’ interests.

Examples of How the Definition of Beneficial Interest is Applied

Set forth below are some examples of how the definition of Beneficial Interest is applied in different contexts.

●

Family Holdings. You are deemed to have Beneficial Interest of securities held by members of your immediate family sharing the same household with you. Your “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). You are deemed to have Beneficial Interest of securities held by an immediate family member not living in your household if the family member is economically dependent upon you.

●

Partnership and Corporate Holdings. You are deemed to have Beneficial Interest of securities held by an entity you directly or indirectly control. If you are a limited partner in a partnership, you will generally not be deemed to have Beneficially Interest of securities held by such limited partnership, provided that you do not own a controlling voting interest in the partnership. If you own or otherwise control a corporation, limited liability company or other legal entity, you will be deemed to have Beneficial Interest of such entity’s securities.

●

Trusts. You are deemed to have Beneficial Interest of securities held by a trust if you control the trust or if you have the ability to prompt, induce or otherwise effect transactions in securities held by the trust. For example, you would be deemed to have Beneficial Interest of securities held by a trust if you have the power to revoke the trust without the consent of another person, or if you have actual or de facto investment control over the trust. In a typical blind trust, you would not be deemed to have Beneficial Interest of the securities held by the trust.

●

Estates. You are typically not deemed to have Beneficial Interest of securities held by executors or administrators in estates in which you are a legatee or beneficiary unless, under the facts and circumstances, you have the ability to prompt, induce or otherwise effect transactions in the securities held by the estate. You are typically deemed to have Beneficial Interest of securities held by an estate if you act as the executor or administrator of such estate and, under the facts and circumstances, you have the ability to prompt, induce or otherwise effect transactions in the securities held by the estate.

●

Where You Have Given Investment Discretion to Another Party. You are typically not deemed to have Beneficial Interest of securities managed by someone other than yourself where you have given such party sole investment discretion. For example, you are not deemed to have Beneficial Interest of securities held in an account at Channing if it exercises sole investment discretion with respect to such securities.

Approval of Outside Employment/Activities

Background

Associated Persons may, under certain circumstances, engage in outside business activities. Associated Persons should carefully consider any outside business activity which conflicts with, or has the appearance of conflicting with the business of the Company or its clients. Certain Associated Persons may be required to disclose outside business activities to clients in their Form ADV Part 2B, Brochure Supplement (see Form ADV Disclosure Requirements).

Policies and Procedures

An Associated Person must receive prior written approval from the CCO for any outside business activity

(i) that is investment-related,

(ii) involves clients or potential clients,

(iii) relates to the business of the Company,

(iv) conflicts with or has the appearance of conflicting with the interests of the Company or its clients

(v) involves serving as a financial officer of another entity (including for non-for-profit companies),

(vi) for which such Associated Person is compensated, or

(vii) that involves a substantial amount of the Associated Person’s time.

This includes, but is not limited to, any activity as a proprietor, partner, officer, director, employee, trustee, agent, or similar capacity, but excludes non-investment related activities that are exclusively charitable, civic, religious, or fraternal, and are recognized as tax exempt for which no compensation is obtained.

Notification and Pre-Approval - Approval is granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations and any other relevant regulatory issues. Associated Persons must access MCO and complete the Outside Business Activity Request form to report outside business activities. Certain Form ADV disclosures and amendments may also be required.

Associated Persons may not borrow from or become indebted to any person, business or company having business dealings or a relationship with the Company, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO.

An Associated Person may not participate in any business opportunity that comes to his or her attention as a result of his or her association with the Company or in which he or she knows that the Company might be expected to participate or have an interest, without:

•	Disclosing all necessary facts to the CCO;
•	Offering the particular opportunity to the Company; and
•	Obtaining written authorization to participate from the CCO.

Any personal or family interest in any of the Company’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by the Company may benefit that Associated Person or a family member, either directly or indirectly, then the Associated Person must immediately disclose this possibility to the CCO.

No Associated Person may serve as an officer, director, employee or consultant of any portfolio company of the Fund. Also, no Associated Person may serve as an officer, director, employee or consultant of any portfolio company of the Fund.

If an Associated Person receives written approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

Advisory Services for Government Entities (Pay-to-Play)

Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an investment adviser’s ability to manage assets and provide other services to government-related clients or investors.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a Government Entity for advisory services for two years following a contribution to any official of a Government Entity. This prohibition also applies to “Covered Associates” of the investment adviser. A “Covered Associate” of an investment adviser is defined to include:

•	Any general partner, managing member or executive officer, or other individual with a similar status or function;
•	Any Associated Person that solicits a Government Entity for the investment adviser, as well as any direct or indirect supervisor of that Associated Person; and
•	Any political action committee controlled by the investment adviser or by any person that meets the definition of a “Covered Associate.”

There is an exception available for contributions from individuals of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for investment advisers with 50 or fewer Associated Persons; investment advisers with more than 50 Associated Persons can rely on this exception three times per calendar year. An investment adviser cannot rely on the exception for returned contributions more than once for any particular Associated Person, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became Covered Associates of an investment adviser. For Covered Associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a Government Entity unless the solicitor is an officer or Associated Person of the investment adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer. A registered investment adviser will be ineligible to receive compensation for soliciting Government Entities if the investment adviser or its Covered Associates made, coordinated, or solicited contributions or payments to the Government Entity during the prior two years.

Additional Prohibitions

Investment advisers and its Covered Associates are prohibited from doing anything indirectly which, if done directly, would violate Rule 206(4)-5. This includes coordinating or soliciting any person to make a contribution or payment to an official of the Government Entity, or a related local or state political party.

Recordkeeping Obligations

Paragraph (a)(18) of Rule 204-2 imposes recordkeeping requirements on registered investment advisers that provide advisory services to clients that fall within Rule 206(4)-5’s definition of a “Government Entity”, including Government Entities that invest in funds or pooled investment vehicles managed by such investment adviser. Investment advisers with “Government Entity” clients or investors must keep records showing political contributions by “Covered Associates” and a listing of all “Government Entity” clients and investors. Investment advisers that have not provided advisory services to Government Entities or made payment for the solicitation of a Government Entity during the past 5 years are not required to maintain books and records relating to political contributions under Rule 204-2(a)(18).

Guidance Regarding Bona-Fide Charitable Contributions

In Political Contributions by Certain Investment Advisers, Advisers Act Release No. 3043 (July 1, 2010) the SEC indicated that charitable donations to legitimate not-for-profit organizations, even at the request of an official of a Government Entity, would not implicate Rule 206(4)-5.

Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

•

Investment advisers that provide advisory services to a Government Entity (including, among other things, through the management of a separate account or through an investment in a pooled private fund); and

•	Investment advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a Government Entity.

An “official of a Government Entity” means any person (including any election committee for the person) who was at the time of the contribution an incumbent, candidate or successful candidate for elective office of any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a Government Entity; and (iv) officers, agents or Associated Persons of the state or political subdivision or agency.

Policies and Procedures

Definitions

1.

“Covered Associate” means any general partner, managing member, executive officer or other individual with a similar status or function and any employee (and his or her supervisor) whose job duties include the solicitation of any Government Entity on behalf of the Company or any Company Affiliate. Covered Associate shall also include any consultant or other independent contractor hired by the Company or Company Affiliate who solicits a Government Entity on behalf of the Company or any Company Affiliate or supervises any Person who performs such activities. The determination of whether a staff person is a Covered Associate shall be made by the CCO. All Associated Persons are deemed Covered Associates.

2.

“Covered Associate Affiliate” means, as to any Covered Associate, any Person that is directly or indirectly controlled by, or primarily for the benefit of, such Covered Associate, including but not limited to any political action committee (“PAC”) under direct or indirect control of such Covered Associate.

3.

“Permitted Contribution” means any Payment or Payments by a Covered Associate that is a natural person to a Public Official of the State(s) (or subdivisions thereof) where the Covered Associate is entitled to vote and that, in the aggregate, do not exceed $350 per election to any Public Official for whom the Covered Associate is entitled to vote or that do not exceed $150 per election to any Public Official for whom the Covered Associate is not entitled to vote.

4.

“Public Official” means (i) any individual who is, at the time any Payment is made (or coordination or solicitation of Payments by others occurs), an incumbent, candidate or successful candidate for elective office of a Government Entity; (ii) any individual who is a candidate or successful candidate for federal elective office (President, Vice President, Senator or Member of Congress) if such individual, at the time any Payment is made (or coordination or solicitation of Payments by others occurs) holds an elected or appointed office of a Government Entity; (iii) any Person known to be providing assistance with respect to the candidacy of any of the foregoing, including, but not limited to, any PAC, any inauguration or transition committee, and a local or state political party; and (iv) a foundation or other charitable institution known to be closely associated with any of the foregoing.

Reporting and Pre-Clearance of Political Contributions

This policy applies to any political contribution made directly or indirectly by the Company (or any affiliate thereof) or any “Covered Associate” of the Company to an “official of a Government Entity”. If the Company or a “Covered Associate” is considering making a political contribution to any state or local Government Entity, official, candidate, political party, or political action committee, the potential contributor must access MCO and complete the Political Contributions Requests Form in advance of making the contribution.

Payments to Third Parties

RVX and its Associated Persons shall not pay a third party, such as a solicitor or placement agent, to solicit Government Entity clients on behalf of the Company, unless that third party is an executive officer, general partner, managing member (or similar status) or employee of the Company, or an SEC-registered investment adviser in compliance with Rule 206(4)-5.

Public Office

Associated Persons must obtain written pre-approval from the CCO prior to running for any public office. Associated Persons may not hold a public office if it presents any actual or apparent conflict of interest with the Company’s business activities.

Disclosure of Political Contributions by New Hires

Any potential new hire is required to disclose all political contributions for the two-year period prior to the date of employment. Political contributions made by such person during the two-year period prior to the date of employment will be attributed to the Company unless otherwise determined by the CCO.

New Associated Persons must access MCO and complete the New Hire Reporting - Political Contributions reporting form upon being hired by the Company, disclosing any political contributions made during the two (2) years prior to employment by the Company.

Gifts and Entertainment

Policies and Procedures

Associated Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy. The prohibitions and limitations below do not apply to gifts or entertainment between an Associated Person and a Company client who is an immediate family member of the Associated Person.

Gift Giving Policy

The Company’s Associated Persons are prohibited from giving gifts that may appear lavish or excessive, and must receive written approval from the CCO prior to giving a gift valued in excess of $100 to any client, prospect, individual, or entity with whom the Company does, or is seeking to do, business. Associated Persons should use the Gifts and Entertainment Reporting form in SCT to meet the requirements of this policy. Associated Persons are prohibited from giving a cash payment of any kind or a gift of more than nominal value to a person for soliciting or referring clients or potential clients unless specifically permitted under the Company’s Cash Payment for Clients Solicitation Policy.

Entertainment Giving Policy

The Company’s Associated Persons are prohibited from giving entertainment that may appear lavish or excessive, and must receive written approval from the CCO prior to giving entertainment valued in excess of $100 to any client, prospect, individual, or entity with whom the Company does, or is seeking to do, business. Associated Persons should use the Gifts and Entertainment Reporting form in SCT to meet the requirements of this policy.

These policies are not intended to prohibit normal business entertainment.

Associated Persons’ Receipt of Gifts

On occasion, Associated Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons. Associated Persons are prohibited from accepting gifts that may appear lavish or excessive, and must promptly report the receipt of gifts valued in excess of $50 to the CCO.

Use the Gifts and Entertainment Reporting Form to meet the requirements of this policy. Gifts such as gift baskets or lunches delivered to the Company’s offices, which are received on behalf of the Company, do not require reporting.

Associated Persons’ Receipt of Entertainment

Associated Persons are prohibited from accepting entertainment that may appear lavish or excessive, and must promptly report the receipt of entertainment valued in excess of $50 to the CCO. Use the Gifts and Entertainment Reporting Form to meet the requirements of this policy.

Gifts and Entertainment Given to Union Officials

Any gift or entertainment provided by the Company to a labor union or a union official in excess of $100 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Company’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO on the Gifts and Entertainment Reporting Form.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities”

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

Associated Persons should use the Gifts and Entertainment Reporting Form to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Sanctions and Reporting Violations of the Code

Disciplinary Responses

All disciplinary responses to violations of the Code shall be administered by the CCO, subject to approval by the Co-CEOs of the Company. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Associated Person to civil, regulatory or criminal sanctions. No Associated Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Associated Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Company will protect the identity of an Associated Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall maintain a report of all violations. Retaliation against any Associated Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.